Exhibit 99.1

FOR IMMEDIATE RELEASE

ALLEGHANY ANNOUNCES FINAL MERGER CONSIDERATION ELECTION RESULTS FOR FORMER TRANSATLANTIC STOCKHOLDERS

NEW YORK – MARCH 9, 2012 – Alleghany Corporation (NYSE: Y) (“Alleghany”) today announced the final results of the elections made by the former stockholders of Transatlantic Holdings, Inc. (“Transatlantic”) regarding the form of consideration to be received in connection with the merger of Transatlantic with and into a wholly-owned subsidiary of Alleghany, which merger became effective on March 6, 2012.

Pursuant to the terms of the merger agreement signed on November 20, 2011, former Transatlantic stockholders were entitled to elect to receive, in exchange for each share of Transatlantic common stock held, either shares of Alleghany common stock or cash consideration with a value equal to approximately $61.14, subject to proration in the event cash was oversubscribed or undersubscribed.

The final results of the elections made by former Transatlantic stockholders are as follows:

•	Holders of 45,107,272 Transatlantic shares, or approximately 78.3% of the outstanding Transatlantic shares, made valid elections to receive shares of Alleghany stock.

•	Holders of 6,887,823 Transatlantic shares, or approximately 12.0% of the outstanding Transatlantic shares, made valid elections to receive cash.

•	Holders of 5,612,426 Transatlantic shares, or approximately 9.7% of the outstanding Transatlantic shares, did not make an election or were deemed not to have made a valid election.

The cash component of the aggregate merger consideration is fixed at $816,007,519, which amount was undersubscribed. Each Transatlantic share for which a valid election was made to receive cash or for which a valid election was not made will receive approximately $61.14 in cash. Pursuant to the proration formula set forth in the merger agreement, former Transatlantic stockholders will receive approximately $1.15 in cash and 0.1854 Alleghany shares for each Transatlantic share for which a valid election was made to receive stock consideration. No fractional shares of Alleghany stock will be issued; in lieu of fractional shares, former Transatlantic stockholders will receive cash.

UBS Investment Bank and Morgan Stanley acted as financial advisors and Wachtell, Lipton, Rosen & Katz acted as legal counsel to Alleghany.

About Alleghany Corporation

Alleghany Corporation (NYSE: Y) creates stockholder value through the ownership and management of operating subsidiaries and investments, anchored by a core position in property and casualty insurance. Alleghany’s current operating subsidiaries include: Transatlantic Holdings, Inc., a leading international reinsurance organization headquartered in New York; RSUI Group, Inc., a national underwriter of property and liability specialty insurance coverages; Capitol Transamerica Corporation, an underwriter of property and casualty insurance coverages with a focus on the Midwest and Plains states and a national underwriter of specialty property and casualty and surety insurance coverages; Pacific Compensation Corporation, an underwriter of workers’ compensation insurance primarily in California; and Alleghany Properties LLC, a significant landowner in Sacramento, California.

About Transatlantic Holdings, Inc.

Transatlantic Holdings, Inc., a wholly owned subsidiary of Alleghany Corporation, is a leading international reinsurance organization headquartered in New York, with operations on six continents. Its subsidiaries, Transatlantic Reinsurance Company®, Trans Re Zurich Reinsurance Company Ltd. and Fair American Insurance and Reinsurance Company (formerly Putnam Reinsurance Company), offer reinsurance capacity on both a treaty and facultative basis – structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.

Visit – www.transre.com – for additional information about Transatlantic.

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Alleghany Contacts:

Dawn Dover or Peter Hill

Kekst and Company Incorporated

Tel: 1-212-521-4800

dawn-dover@kekst.com

peter-hill@kekst.com